Exhibit 99.10


                          INDEPENDENT AUDITORS' CONSENT


To the the Board of Trustees:
Rainier Investment Management Mutual Funds:

We consent to the incorporation by reference of our report dated May 4, 2001 for the Rainier Investment Management Mutual Funds (comprised of Small/Mid Cap Equity, Core Equity, Growth Equity, Balanced and Intermediate Fixed Income Portfolios) and to the reference of our firm under the heading "General Information" in the Statement of Additional Information filed with the Securities and Exchange Commission on this Post-Effective Amendment No. 14 to the Registration Statement No. 33-73792 on Form N-1A under the Securities Act of 1933 and Amendment No.17 to the Registration Statement No. 811-8270 on Form N-1A under the Investment Company Act of 1940.


                                  /s/ KPMG LLP

Seattle, Washington
April 30, 2002